Exhibit 10.15

                        AMENDMENT TO THE
                 AMERICAN HOME PRODUCTS CORPORATION
                      1993 STOCK INCENTIVE PLAN

     WHEREAS, Section 9 of the American Home Products Corporation
(the "Company") 1993 Stock Incentive Plan (the "Plan") authorizes the Board of Directors of the Company (the "Board") to amend the Plan; and

     WHEREAS, the Board has resolved to amend the Plan to provide for a deferral mechanism with respect to the proceeds payable upon the exercise of an option or stock appreciation right and limited transferrability with respect to options and restricted stock awarded pursuant to the Plan; and

     WHEREAS, the Board has directed the officers of the Company to so amend the Plan;

     NOW, THEREFORE, the Plan is hereby amended as follows.

1.  A new Section 12 is added as follows:

"Section 12.  Deferral.

     (a) Notwithstanding anything herein to the contrary, an optionee may elect, at the discretion of, and in accordance with rules which may be established by, the Committee, to defer delivery of the proceeds of exercise of an unexercised Option or the corresponding Stock Appreciation Right, provided such election is irrevocable and is made (i) at least six months prior to the date that such Option or the corresponding Stock Appreciation Right otherwise would expire and (ii) at least one month prior to the date such Option or the corresponding Stock Appreciation Right is exercised (or such shorter period as may be determined by the Committee). Upon such exercise, the amount deferred shall be equal in value to the difference between the Option Price per share and the fair market value per share of the Common Stock on the date of exercise (determined in accordance with Section 5(b)), multiplied by the number of shares covered by such exercise and in respect of which the optionee shall have made the deferral election, and shall be credited to an account in the name of the optionee on the books and records of the Company (a "Deferred Compensation Account") at the date of exercise. A separate Deferred Compensation Account shall be maintained with respect to each Option or corresponding Stock Appreciation Right subject to an effective deferral election.

     (b) Interest shall be credited on amounts in the Deferred Compensation Account from the date of exercise of the Option or the corresponding Stock Appreciation Right to the date of payment, as of the last day of each complete calendar month during the deferral period, at the rate of interest determined by the Committee and communicated to the optionees. The value of an optionee's Deferred Compensation Account shall be payable in a lump sum cash payment or in annual installments over a period not to exceed 10 years or as otherwise determined by the Committee. At the time an optionee makes such deferral election, the optionee shall elect the form of payment and date for lump sum payment or commencement of annual payments of the Deferred Compensation Account, with such date at least one year subsequent to the date of exercise of the Option or corresponding Stock Appreciation Right, but not later than the date of the optionee's termination of employment with Company. Notwithstanding any election by an optionee, in the event of Disability or death of the optionee, the optionee's Deferred Compensation Account shall be paid within 90 days in the form of a single lump sum.

     (c) Notwithstanding the deferred payment date elected by the optionee, the Committee may, in its discretion, allow for early payment of an optionee's Deferred Compensation Account in the event of an "unforeseeable emergency." For this purpose, an unforeseeable emergency shall be defined as an unanticipated emergency that is caused by an event beyond the control of the optionee and that would result in severe financial hardship to the optionee if early withdrawal were not permitted. Any withdrawal on account of an unforeseeable emergency must be limited to the amount necessary to meet the emergency. The above provisions regarding a withdrawal upon an unforeseeable emergency shall be interpreted in accordance with published revenue procedures, regulations, releases or interpretations. In addition, Deferred Compensation Accounts may be distributed on an accelerated basis in the discretion of the Committee.

     (d) Optionees have the status of general unsecured creditors of the Company with respect to their Deferred Compensation Accounts, and such accounts constitute a mere promise by the Company to make payments with respect thereto.

     (e) An optionee's right to benefit payments under the Plan with respect to the Deferred Compensation Accounts may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached or garnished by creditors of the optionee or the optionee's beneficiary and any attempt to do so shall be void."

2. The following clause is added to the end of the first sentence of Section 5(h):

     "; provided, however, that the Committee may, in its sole discretion, allow for transfer of Options (other than incentive stock options, unless such transferability would not adversely affect incentive stock option tax treatment) to other persons or entities, subject to such conditions or limitations as it may establish to ensure that transactions with respect to Options intended to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to Rule 16b-3 thereunder do not fail to maintain such exemption as a result of the Committee causing Options to be transferrable or for other purposes; provided further, however, that for any Option that is transferred, other than by the laws of descent and distribution, any related Stock Appreciation Right shall be extinguished."

3. The following clause is added to the end of the first sentence of Section 7(c):

     "; provided, however, that the Committee may, in its sole discretion, allow for the assignment, transfer or pledge of shares of Restricted Stock, or rights thereto, to other persons or entities, subject to such conditions or limitations as it may establish."

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed and effective as of January 25, 1996.